Exhibit 99.1

Foresight Energy LP Reports Fire at its Hillsboro Mine

ST. LOUIS, Missouri—(BUSINESS WIRE)—July 17, 2014—Foresight Energy LP (NYSE: FELP), a Delaware limited partnership, announced that Tuesday July 15, at approximately 7:30 pm Central Daylight Time, high carbon monoxide readings were detected at Hillsboro Energy LLC’s Deer Run Mine located near Hillsboro, Illinois, indicating the existence of a fire. All underground employees were safely evacuated and none sustained injuries.

Hillsboro officials identified the affected area and have been working with federal and state officials implementing an approved plan to contain and extinguish.  Two holes have been drilled into the coal mine and water is being pumped into the affected area.

The Deer Run mine produces approximately 500,000 clean tons per month under normal operations.

About Foresight Energy LP

Foresight Energy LP is a leading coal producer in the Illinois Basin region of the United States with over three billion tons of coal reserves currently supporting four mining complexes. Our logistics give each of these mining complexes multiple modes of transportation to reach the end-users of our coal, including rail, barge and truck. We serve both the domestic and international markets.

Contact

Kurt R. Bruenning
Vice President, Finance & Treasury
(314) 932-6152
investor.relations@foresight.com